Exhibit 10.32

THIRD AMENDMENT

TO

DEFERRED COMPENSATION AGREEMENT

THIS AGREEMENT, made and entered into this 13th day of June, 1989, by and between ROWE FURNITURE CORPORATION, a Nevada corporation (hereinafter referred to as the “Company”), and BARRY A. BIRNBACH (hereinafter referred to as the “Employee”).

WITNESSETH:

WHEREAS, the Company and the Employee did enter into a Deferred Compensation Agreement on the 31st day of August, 1978, which was subsequently amended on the 13th day of March, 1980 and again the 4th day of December, 1986; and

WHEREAS, both parties desire to amend such Deferred Compensation Agreement in order to increase the deferred compensation benefit under Section 5, and the revised amounts in Section 7;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises of the parties thereto, it is agree that Section 5 of the above mentioned Deferred Compensation Agreement shall be amended to read as follows:

5. Deferred Compensation Benefit and Payments

The Employee’s deferred compensation benefit shall be the aggregate sum of Two Hundred Thousand Dollars ($200,000.00) and shall be paid in accordance with the following provisions:

(a) Upon the Employee actually retiring on or after the Normal Retirement Date, he shall receive his deferred compensation benefit in one hundred twenty (120) equal monthly installments of One Thousand Six Hundred Sixty Six

(b) If the Employee elects to voluntarily retire on or after the Accelerated Retirement Date, but prior to Normal Retirement Date, then in that event, he shall receive his deferred compensation benefit in equal monthly installments, commencing on the first day of the month next following his voluntary retirement and continuing until the month including the Employee’s seventy-fifth (75th) birthday.

(c) In the event of the Employee’s death at a time when less than all such monthly payments have been made, the company shall continue to make identical monthly payments to such persons as he may have designated, pursuant to the provisions of Paragraph 6 below, until such time as all payments provided for in Subparagraph (a) or (b), as the case may be, have been made.

All other terms and provisions of the above referred to Deferred Compensation Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Employee have executed this Third Amendment to Deferred Compensation Agreement under seal, each intending to be legally bound hereby.

ROWE FURNITURE CORPORATION A Nevada Corporation

BY:	/s/ Gerald M. Birnbach
Gerald M. Birnbach President

Attest:

/s/ [ILLEGIBLE]
Secretary-Treasurer